EXHIBIT 23.1



                        CONSENT OF DELOITTE & TOUCHE GMBH

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of 46,000 common shares iQ Power Technology Inc. under the iQ Power Technology Inc. 1998 Stock Option Plan, as amended, of our report dated February 4, 2000 on our audits of the consolidated financial statements of iQ Power Technology, Inc. and its subsidiaries as of December 31, 1998 and 1999, which report is included in the Annual Report on Form 10-KSB of iQ Power Technology, Inc. for the year ended December 31, 1999, included in the Special Financial Report on Form 10-KSB of iQ Power Technology Inc. filed with the Securities Exchange Commission on April 14, 2000.


DELOITTE & TOUCHE GMBH


/s/ [Illegible]
Munich, Germany